EXHIBIT 10.1

AMENDED AND RESTATED

CUSTOMER REFERRAL AND SUPPORT AGREEMENT

This Amended and Restated Customer Referral and Support Agreement (“Agreement”) is entered into and effective as of December 24, 2003 by and between Moneta Group Investment Advisors, Inc., a Missouri corporation with its principal place of business located in Clayton, MO (“MGIA”), and Enterprise Bank in Clayton, MO (“Bank”), a banking subsidiary of Enterprise Financial Services Corp., a Delaware corporation (“Enterprise”).

WHEREAS, MGIA, the Bank and Enterprise entered into a Customer Referral and Support Agreement dated as of February 26, 1999 (the “1999 Agreement”), and they desire to amend and restate it in its entirety as provided herein; and

WHEREAS, this Agreement hereby supersedes and replaces the 1999 Agreement in its entirety; and

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

RECITALS

A. MGIA is an investment adviser registered with the Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended, which provides fee-based investment advisory and financial planning services to individuals and business entities;

B. Bank provides commercial and personal banking services, including deposit accounts, commercial and financial loans, and other financial services. Bank also offers fee-based personal and corporate financial consulting and trust services through Enterprise Trust, a division of Bank (“Trust”);

C. Bank desires to enter into this Agreement to induce MGIA to continue training Trust employees in the areas of fee-based financial planning and financial consulting services, compliance and regulatory issues, financial software applications, and institutional advisory services available through MGIA, and it also desires to enter into this Agreement to promote and encourage MGIA to refer its advisory clients to Bank for banking and trust services; and

D. MGIA is willing to continue training Trust employees and to refer its advisory clients to Bank for banking and trust services, consistent with its fiduciary duty to its clients.

NOW, THEREFORE, it is hereby agreed as follows:

1. Referrals of MGIA clients to Bank.

(a) Banking and Trust Services. Subject to, and to the extent consistent with, MGIA’s fiduciary duty to its advisory clients, MGIA will recommend that its advisory clients contact Bank for banking and trust services, and loans and other credit and financial services (but not financial planning services).

(b) Subject to Client Acceptance. Any MGIA client will have discretion to elect the use of any banking or trust service offered by Bank subject to the terms and fees as may be agreed upon between Bank and the client.

(c) Identification of MGIA Referral Accounts. Accounts of MGIA clients referred to the Bank shall be identified as “MGIA Referral Accounts” as follows:

(i) Each existing MGIA Referral Account listed on Schedule A (schedule not attached) shall be deemed to be an MGIA Referral Account.

(ii) With respect to future referrals, MGIA will identify to Bank at the time of introduction those clients that it will introduce to Bank for loans, deposits or other banking services. Each account established, or banking service utilized, by a person who was introduced to the Bank by any MGIA investment advisory representative (“MGIA Principal”) shall be deemed to be an MGIA Referral Account; provided, however, that any account established by a client who has had a banking relationship with Bank prior to the introduction shall not be deemed to be an MGIA Referral Account unless the Joint Resolution Committee (as defined in Section 9) determines that MGIA’s referral of such client has caused the Bank to expand its relationship with that client as a result of such referral.

(iii) Accounts established with Bank by family members of primary accountholders recommended by any MGIA Principal also will be deemed to be MGIA Referral Accounts. For purposes of this paragraph, “family members” of primary accountholders include: (a) a spouse, child by birth or adoption, or a parent; (b) a trust or other fiduciary account of which the accountholder is either the settlor or the fiduciary; or (c) an account established by or for the benefit of an entity or person that is controlled by or under common control with the accountholder.

(d) Monthly Report. Bank shall provide to MGIA a monthly report of all MGIA Referral Accounts opened during the prior month.

(e) Disclosure of Referral Relationship. As fiduciaries to their clients, each of MGIA and Bank will disclose to clients the relationship arising between MGIA and Bank in a manner consistent with applicable legal and regulatory requirements.

2. Training Services to be provided by MGIA.

(a) Ongoing Training. MGIA will make available training to Trust employees at the same time and in the same manner it provides training to MGIA Principals.

(b) Compliance and Technical Expertise. MGIA will make its compliance staff available to Trust employees. MGIA also will provide Trust employees with training and access to financial planning software and programs, which software and programs shall be comparable to those provided by MGIA to MGIA Principals.

(c) Access to Institutional Services. MGIA will, to the extent possible, assist Trust employees in obtaining access to institutional advisory services available through MGIA and at rates available to MGIA Principals.

(d) Training New Trust Employees. MGIA will train new Trust employees in sales techniques, investment advisory compliance policies and procedures, and financial planning case work preparation.

3. Cash Compensation to MGIA.

(a) Referral Fees. Bank shall pay the fees set forth below to MGIA for MGIA Referral Accounts established during the year ended December 31, 2003 and each year thereafter through the Termination Date. Such fees will be paid no later than 30 days after the end of the quarter in which they are received by Bank.

(i) Trust Accounts. If an MGIA Referral Account engages Bank to serve as trustee or other fiduciary and to provide investment management services, Bank will pay to MGIA 10% of the fees earned by Bank from such account.

(ii) Joint Trust/Advisory Accounts. If an MGIA Referral Account engages Bank to serve as trustee or other fiduciary, and MGIA or Argent Capital Management, LLC (“Argent”) is engaged to provide investment management services to the account, Bank will pay to MGIA 10% of the revenue Bank earns from such account after deducting amounts paid from the account for investment management services. For example, if an MGIA Referral account pays $40,000 annually to Bank in fees, and $15,000 is owed to MGIA for investment management services, MGIA would receive 10% of the $25,000 in net revenues, or $2,500, for the referral.

(iii) Custody Accounts. If an MGIA Referral Account engages Bank to serve as custodian, Bank will pay to MGIA 10% of the gross fees it receives from such account up to and including December 31, 2006. After such date, Bank shall pay to MGIA 5% of the gross fees it receives from such accounts. For purposes of this paragraph 3(a)(iii) only, gross fees shall not include custody fees paid by Argent to Bank or investment management fees paid by Bank to Argent.

(b) Annual Fees. For the training and other services provided by MGIA to Trust employees, Bank agrees to pay an annual fee of $125,000 for a minimum of five years. If Bank requests that MGIA train more than one new financial planner in any calendar year, Bank agrees to pay an additional fee of $12,500 for each new financial planner to be trained by MGIA. These fees shall be due on or before January 15th of each year. The first annual fee of $125,000 for the year ended December 31, 2003 shall be due on or before January 15, 2004.

(c) Payment in the Event of Change of Control. In the event of a Change in Control of Enterprise (defined below), Bank agrees to pay to MGIA a lump sum payment within 30 days of the date of the Change in Control in an amount calculated as follows:

Adjusted Net Income (defined below) for the four fiscal quarters immediately preceding the Change in Control of Enterprise
x	17.5%
x	Price/Earnings Ratio (based on the Market Value Per Share (defined below) of Enterprise stock and its earnings for the four prior fiscal quarters) as of the date of the Change in Control of Enterprise

=	Lump Sum Payment to MGIA upon Change in Control of Enterprise

As used herein, “Change in Control of Enterprise” shall mean the happening of any of the following events: (i) the sale of all or substantially all of the assets of Enterprise or the Bank; (ii) any person or entity who is not a shareholder of Enterprise on the date this Agreement is executed becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of Enterprise’s then outstanding securities; (iii) any merger or consolidation involving Enterprise other than a merger or consolidation in which the outstanding capital stock of Enterprise immediately prior to the effectiveness of such merger or consolidation is converted into (or remains outstanding and constitutes) a majority of the voting common stock of the surviving or resulting entity; or (iv) any transaction pursuant to which a majority of the outstanding capital stock of Enterprise is acquired by a person or group pursuant to a tender offer or plan of acquisition or reorganization.

As used herein, “Market Value Per Share” of Enterprise common stock shall mean: (i) if the stock is traded on a national securities exchange or the Nasdaq over-the-counter market, the reported closing price as of the applicable date; or (ii) if the stock is not traded as provided in (i) above, and Enterprise has granted stock options or stock appreciation rights to its employees or directors within thirty (30) days preceding the applicable date, the value per share as used for purposes of the most recent grant; or (iii) if not traded as provided in (i) above, and (ii) is not applicable, then as determined in good faith by J.A. Glynn & Co., or another investment banker as may be agreed upon by the parties.

As used herein, “Adjusted Net Income” shall mean Net Income (defined below) attributable to Trust as reflected in the books and records of Enterprise and determined in accordance with generally accepted accounting principles.

As used herein, “Net Income” shall mean revenues from all Trust activities, including, but not limited to, trust fees, brokerage and insurance commissions and financial planning fees, less all payments to MGIA by Bank pursuant to this Agreement and any expenses incurred by Bank directly associated with Trust’s operations, including, but not limited to, commissions, personnel, occupancy, general and administrative expenses. Adjustments to Net Income shall reverse the effects of inter-company revenue sharing arrangements and Enterprise pass-through expenses not directly attributed to the operations of the Trust division.

4. Grant of Options to MGIA Principals.

(a) Options Granted as a Result of MGIA Referral Accounts. Subject to and upon the terms and conditions set forth in this Agreement, as of the Effective Date of this Agreement, Enterprise hereby grants to the MGIA Principals listed on Schedule B (schedule not attached) 10,880 options in the aggregate each with a grant date of December 31, 2003. On an annual basis, effective December 31, 2004 and each December 31st thereafter during the term of this Agreement, Enterprise hereby grants to each MGIA Principal who is designated by MGIA as the principal responsible for an MGIA Referral Account the number of options (“Annual Options”) calculated as set forth below. The options granted pursuant to this Section 4 shall be a non-qualified stock options which do not satisfy the requirements of Section 422 of the Internal Revenue Code.

(b) Options Granted as a Result of a Change in Control. If there is a Change in Control of Enterprise or if this Agreement is terminated prior to the Termination Date (defined below), Enterprise hereby grants to MGIA Principals designated by MGIA the number of Annual Options earned from January 1 to the date of the Change in Control or the Termination Date, as applicable, calculated as set forth below.

(c) Calculating Option Grants. For each MGIA Referral Account for which an MGIA Principal is designated as the principal responsible for that Account, the MGIA Principal will receive the following number of Annual Options with respect to that Account:

x	Margin Contribution Rate Annual Average Balance

= -	Margin Contribution Prior Year Margin Contribution

= /	Margin Contribution Increase Market Value Per Share of Enterprise stock as of December 31st

=	Number of Annual Options (rounded to the nearest whole share)

As	used herein, the above-referenced terms shall be defined as follows:

“Margin	Contribution Rate” shall mean the rate established below.

Type of MGIA Referral Account	Margin Contribution Rate
Loan	4.00%
Free Checking	4.00%
NOW Account	2.50%
Personal Money Market	0.50%
Commercial Money Market	0.50%
Investment Money Market	0.75%
Certificate of Deposit	0.25%

“Annual Average Balance” shall mean the aggregate daily sum of each day’s balance (as determined on the 15th and last days of each month) of an MGIA Referral Account divided by the total number of days in the year.

“Margin Contribution” shall mean the Margin Contribution Rate multiplied by the Annual Average Balance.

“Prior Year Margin Contribution” shall mean the Margin Contribution for the prior year.

“Margin Contribution Increase” shall mean the Margin Contribution less the Prior Year Margin Contribution.

Example: MGIA Principal refers a client to Bank who borrows $1 million from Bank on July 1. The loan is designated an “MGIA Referral Account” and it remains outstanding until repaid by the client on July 30th (30 days). Assume, for purposes of this example only, that the MGIA Principal’s Margin Contribution for the prior year was $1,000 and that the Market Value Per Share of Enterprise stock as of December 31st is $11.00.

Enterprise would grant the following number of Annual Options to the MGIA Principal as of December 31st:

x	0.04 $82,191.78	(4.00% Margin Contribution Rate for loans) ($1 million x 30 days)/ 365 days = Annual Average Balance

= -	$3,287.67 $1,000.00	(Margin Contribution) (Prior Year Margin Contribution)

= /	$2,287.67 $11.00	(Margin Contribution Increase) (Market Value Per Share)

=	208 Annual Options

(d) Exercise Price. Each option to be issued and awarded as a result of Section 4 shall be issued and evidenced by a Stock Option Agreement in the form of Schedule C (schedule not attached) hereto and shall provide for an exercise price per share equal to the Market Value Per Share as of the date of grant of the option. Notwithstanding the actual date of award of such option and execution of the related Stock Option Agreement, each option granted as of the effective date of this Agreement shall bear a grant date of December 31, 2003 and each option granted thereafter shall bear a grant date of December 31st of the year for which it was issued.

(e) Option Term. For so long as an MGIA Principal remains a Principal of MGIA, the options for shares he or she is entitled to purchase pursuant to this agreement (“Optioned Shares”) shall expire on the tenth anniversary of the date of grant, unless sooner terminated pursuant to the Stock Option Agreement (the “Option Term”).

(f) Issuance of Options to MGIA Principals. MGIA shall provide to Enterprise a list of MGIA Principals to whom options are to be granted and the number of Optioned Shares to be granted to each Principal on the list. Such allocation and designation shall be made in the sole discretion of MGIA; provided, however, that the total number of individuals to whom options are granted shall not exceed 35 individuals who are not “accredited investors” as that term is defined in SEC Regulation D under the Securities Act of 1933. MGIA Principals each shall certify that he or she is an accredited investor, if applicable, and shall provide a social security number, residential address and such other information as Enterprise reasonably may request. Within thirty (30) days of receipt of MGIA’s written notice described above, Enterprise shall prepare, execute and deliver Stock Option Agreements in the form of Schedule C (schedule not attached) reflecting each MGIA Principal’s individual options. At the time of first issuance of an option to any MGIA Principal in accordance with the terms of this Agreement, Enterprise will deliver to such MGIA Principal a copy of its most recent report on Form 10-K filed with the SEC pursuant to the Securities Exchange Act of 1934, together with copies of all subsequent interim reports filed under such Act. For so long as an MGIA Principal holds any unexercised option issued pursuant to this Agreement, Enterprise shall deliver to such MGIA Principal copies of all subsequent filings made by it under the Securities Exchange Act.

(g) Options Non-Transferable. These options shall be neither transferable nor assignable by any MGIA Principal other than by will or by the laws of descent and distribution, and may be exercised during an MGIA Principal’s lifetime only by such Principal.

(h) Vesting. Options granted pursuant to paragraph 4(a) as of the Agreement shall vest effective as of December 31, 2003. With respect to Annual Options, Twenty percent (20%) of the Optioned Shares shall vest on each of the first five anniversary dates of the grant date of the options; provided that if there is a Change in Control of Enterprise or if this Agreement is terminated prior to the Termination Date (defined below), the Optioned Shares shall be fully vested as of the Date of Change in Control of Enterprise or the Termination Date, as applicable.

(i) Dates of Exercise. Pursuant to the provisions of this Agreement, an MGIA Principal may purchase any or all of the Optioned Shares that are vested at any time, or from time to time, during the Option Term after the date of grant.

(j) Privilege of Stock Ownership. As holder of an option, an MGIA Principal shall not have any of the rights of a shareholder with respect to the Optioned Shares until the MGIA Principal has exercised the option and paid the Option Price, which shall be the Market Value Per Share on the date of the grant of the option.

5. Term of the Agreement; Termination Date

(a) Term. This Agreement shall be for a term of five years commencing on the date hereof and expiring on December 31, 2008 (“Termination Date”); provided, however, that the Agreement:

(i) shall terminate on the date that a Change of Control of Enterprise occurs; provided, however, that the termination of this Agreement prior to the Termination Date in the event of a Change of Control of Enterprise occurs shall not relieve Bank of its obligation to pay to MGIA both the compensation set forth in Section 3(b) that MGIA would have received through the Termination Date and the lump sum payment set forth in Section 3(c), nor shall it relieve Bank of its obligation to grant options to MGIA Principals pursuant to Section 4(b) above.

(ii) may be terminated by Bank upon such date as any person or entity who is not a shareholder of MGIA on the date this Agreement is executed becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of MGIA’s then outstanding securities.

(b) The expiration of this Agreement prior to the Termination Date or otherwise shall not terminate the indemnification and hold harmless obligations and covenants of the parties as set forth herein.

(c) The expiration or termination of this Agreement shall not affect the validity of any outstanding option granted prior to such expiration or Termination Date.

6. Representations, Warranties and Covenants of the Parties.

(a) Representations of MGIA. MGIA represents, warrants and agrees that:

(i) MGIA is a corporation duly organized and validly existing under the laws of the State of Missouri with full corporate power and authority to execute, deliver and perform this Agreement.

(ii) The execution, delivery and performance of this Agreement by MGIA will not violate or conflict with any provision of, or constitute a default under, any law, or any order, writ, injunction, decree of any court or other governmental agency, or any contract, agreement or instrument to which MGIA is a party or by which MGIA is bound, or constitute an event which, with the lapse of time or action by a third party or both, could result in the creation of any lien, charge or encumbrance upon any of the assets or properties of MGIA.

(iii) MGIA’s board of directors has authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of MGIA in accordance with its terms.

(b) Representations of Bank. Bank represents, warrants and agrees that:

(i) Bank is a banking corporation duly organized and validly existing under the laws of the State of Missouri with full corporate power and authority to execute, deliver and perform this Agreement.

(ii) The execution, delivery and performance of this Agreement by Bank will not violate or conflict with any provision of, or constitute a default under, any law, or any order, writ, injunction, decree or any court or other governmental agency, or any contract, agreement or instrument to which Bank is a party or by which Bank is bound or constitute an event which, with the lapse of time or action by a third party or both, could result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Bank.

(iii) The Board of Directors of Enterprise, on behalf of Bank, has authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Bank in accordance with its terms.

(c) Representations of Enterprise. Enterprise represents, warrants and agrees that:

(i) Enterprise is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to execute, deliver and perform this Agreement. Enterprise has sufficient authorized but unissued shares of its common stock for the purpose of the options to be issued under this Agreement.

(ii) The execution, delivery and performance of this Agreement by Enterprise will not violate or conflict with any provision of, or constitute a default under, any law, or any order, writ, injunction, decree of any court or other governmental agency, or any contract, agreement or instrument to which Enterprise is a party or by which Enterprise or any of its subsidiaries is a party or by which any of them is bound or constitute an event which, with the lapse of time or action by a third party or both, could result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Enterprise.

(iii) The Board of Directors of Enterprise has authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Enterprise in accordance with its terms.

(iv) Enterprise has heretofore delivered to MGIA true, correct and complete copies of all filings required to be filed or filed by Enterprise in calendar year 2003 under the Securities Exchange Act of 1934, as amended. Enterprise covenants and agrees that during the term of this Agreement and for so long thereafter as any option issued pursuant hereto is outstanding, it will continue to cause its common stock to be registered as a class of securities under section 12 of the Securities Exchange Act of 1934, as amended, and will use its best efforts to file in a timely manner all reports required under section 13 or 14 of the Securities Act of 1934.

7. Indemnification.

(a) By Bank. Bank shall defend, reimburse, indemnify and hold harmless MGIA and its affiliates, officers, directors, employees and agents against any and all losses, claims, damages, liabilities, actions, costs or expenses, joint or several, to which any indemnified party may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any claim against it and any amounts paid in settlement or compromise, provided the Bank shall have given its prior written approval of such settlement or compromise), insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise in connection with or are based upon: (i) the breach by the Bank of any representation, warranty or covenant made by Enterprise or the Bank herein; (ii) any act or omission to act, whether negligent, reckless or intentional, by Enterprise or Bank or their respective employees or affiliates in connection with the subject of this Agreement; or (iii) the failure of Enterprise or the Bank or their affiliates to or employees to comply with all banking laws, rules and regulations applicable to this Agreement.

(b) By MGIA. MGIA shall defend, reimburse, indemnify and hold harmless Bank, its affiliates, officers, directors and employees against any and all losses, claims, damages, liabilities, actions, costs or expenses, joint or several, to which any indemnified party may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any claim against it and any amounts paid in settlement or compromise, provided MGIA shall have given its prior written approval of such settlement or compromise), insofar as such losses, claims, damages, liabilities, actions, costs or expenses arise in connection with or are based upon: (i) the breach by MGIA of any representation, warranty or covenant made by MGIA herein; or (ii) any act or omission to act, whether negligent, reckless or intentional, by MGIA or its employees or affiliates under this Agreement.

(c) Notice of Indemnification. In the event any legal proceeding is threatened or instituted or any claim or demand is asserted by any person for which payment may be sought by one party hereto from the other party under the provisions of this section, the party seeking indemnification (the “Indemnitee”) will promptly cause written notice of the assertion of any such claim of which it has knowledge to be forwarded to the other party (the “Indemnitor”). Any notice of a claim will state specifically the representation, warranty or covenant with respect to which the claim is made (if applicable), the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim.

(d) Indemnification Procedure for Third-Party Claims. In the event of the initiation of any legal proceeding against an Indemnitee by a third party, the Indemnitor will have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding, with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel, at the Indemnitor’s expense, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnitee may settle any such proceeding without the consent of the other party, such consent not to be unreasonably withheld. After any final judgment or award has been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement has been consummated, or the Indemnitee and the Indemnitor have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee will forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor will pay all of the sums so owing to the Indemnitee by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

8. Confidentiality.

(a) Confidential Information. By virtue of this Agreement, both parties may have access to non-public or proprietary information of one another. For the purposes hereof, “Confidential Information” shall include any information or materials clearly identified as proprietary or confidential, or which by its nature should be reasonably construed to be confidential which is supplied to, obtained by or observed by either party or its employees, agents, consultants or subcontractors (including customer information and data, proprietary software, documentation data, benchmark tests, specifications, customers, marketing strategies, business practices and any other proprietary information of a party), and client account information. Each party agrees to take all reasonable precautions to safeguard such Confidential Information of the other party, in each case, by using the same degree of care, but in no event less than a reasonable standard of care, to prevent unauthorized access or use as such party uses to protect its own confidential information of similar nature. Neither party shall use, provide, disclose, or otherwise make available such Confidential Information to any third party except as required to exercise its rights and/or perform its obligations hereunder and provided that such third party is subject to non-disclosure and non-use obligations substantially similar to those herein.

(b) Non-Confidential Information. Notwithstanding anything contained in this Agreement to the contrary, Confidential Information does not and shall not include information that (i) is or becomes publicly available through no act or omission of the party that receives such information, (ii) is disclosed to the receiving party by a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) is independently developed by the receiving party, or (iv) is previously known to the receiving party without nondisclosure obligations.

9. Dispute Resolution. The parties shall establish a Joint Resolution Committee to resolve any dispute arising out of this Agreement. Such Committee initially shall consist of Peter G. Schick and one other representative designated by MGIA, and James C. Wagner and one other representative designated by the Bank. Either MGIA or the Bank shall have the right, from time to time, to change its representation on the Committee by written notice. The Joint Resolution Committee shall have access to such financial records of Enterprise as it shall deem reasonably necessary in order to settle disputes regarding financial calculations as set forth in the Agreement relevant to compensation to be paid to MGIA and Bank agrees to provide such information upon request. Each member of the Committee, by serving thereon, agrees to maintain the confidentiality of such information.

In addition to the duties set forth above, the Joint Resolution Committee shall function to review the determination by the Chief Financial Officer of the Bank of the financial calculations described in this Agreement, and to certify such results to the President of MGIA and the Chief Financial Officer of the Bank.

In the event that the Joint Resolution Committee shall be divided and unable to resolve any dispute, such dispute shall be resolved as follows: (a) If the dispute relates to a financial calculation, the dispute will be referred to an independent accountant selected by the Joint Resolution Committee, and the determination of such firm shall be conclusive; or (b) if the dispute relates to any other matter arising out of the Agreement, the dispute will be resolved by an abbreviated arbitration process pursuant to which MGIA and the Bank shall agree upon a single arbitrator and the decision of that arbitrator shall be final. In the event that MGIA and the Bank are unable to agree upon a single arbitrator, each of MGIA and the Bank shall appoint one arbitrator and the arbitrators so selected will appoint a third arbitrator who will serve as chairman of the panel. Any arbitration shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”), but shall not be submitted to the AAA, unless otherwise agreed by the parties.

10. Miscellaneous.

(a) Entire Agreement. This Agreement, together with the Schedules (notattached) hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties hereto.

(b) Amendments. This Agreement may be amended only by the parties in writing; provided, however that no amendment which shall alter the form or terms of any option hereunder shall affect the terms or construction of any option issued prior to the date of such amendment without the consent of the optionee.

(c) Captions and Headings. All headings or captions contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of the Agreement.

(d) No Third-Party Rights. Except for the treatment of officers, directors and employees of the parties as potential indemnitees in accordance with the terms of Section 7, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any person or entity not a party to this Agreement.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that except by operation of law no party may assign any of its rights, duties or obligations hereunder without the prior written consent of each other party; and provided, further, that no assignment of this Agreement or any rights hereunder shall relieve the assigning party of any of its obligations or liability hereunder.

(f) Notices. Any notice required or permitted under this Agreement shall be in writing, and either hand delivered mailed by certified mail, return receipt requested, to the following addresses:

Moneta Group Investment Advisors, Inc.

700 Corporate Park Drive, Suite 300

Clayton, Missouri 63105

Attn: Joseph A. Sheehan

Enterprise Bank

150 N. Meramec

Clayton, Missouri 63105

Attn: James C. Wagner, Executive Vice President

Enterprise Financial Services Corp.

150 N. Meramec

Clayton, Missouri 63105

Attn: James C. Wagner, Executive Vice President

Notice shall be deemed given on the date of receipt, in the case of hand delivery, or on the date delivered, as shown on the U.S. Postal Service return receipt, in the case of mailing. Any party may change the address to which notice is to be delivered to it under this Agreement by giving notice to that effect to the other parties hereto in the manner provided in this Section.

(g) Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent governmental regulatory agency having jurisdiction, such finding or declaration shall not invalidate any other provision hereof and this Agreement shall thereafter continue in full force and effect except that such invalid or unenforceable provision, and (if necessary) other provisions(s) thereof, shall be reformed by a court of competent jurisdiction so as to effect, insofar as is practicable, the intention of the parties as set forth in this Agreement, provided that if such court is unwilling or unable to effect such reformation, the invalid or unenforceable provision shall be deemed deleted to the same extent as if it had never existed.

(h) Expenses. The parties shall share equally in the expenses incurred in connection with the preparation of this Agreement. Each party shall bear its respective expenses in performing this Agreement and the transactions contemplated hereby.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Modification and Governing Law. This Agreement may not be modified except by a writing signed by authorized representatives of the parties to this Agreement. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Customer Referral and Support Agreement effective as of the date first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION

WHICH MAY BE ENFORCED BY THE PARTIES.

MONETA GROUP INVESTMENT ADVISORS, INC.

By:	/s/ Joseph A. Sheehan
Joseph A. Sheehan
Managing Principal

ENTERPRISE BANK
By:	ENTERPRISE FINANCIAL SERVICES CORP.

By:	/s/ James C. Wagner
James C. Wagner
Executive Vice President

ENTERPRISE FINANCIAL SERVICES CORP.

By:	/s/ James C. Wagner
James C. Wagner
Executive Vice President